As filed with the Securities and Exchange Commission on October 26, 2009
File No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHEVRON CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	94-0890210 (I.R.S. Employer Identification No.)
6001 Bollinger Canyon Road
San Ramon, California 94583-2324
(Address of Principal Executive Offices)
CHEVRON MINING INC. TAX DEFERRED SAVINGS PLAN FOR THE NORTH RIVER MINE
CHEVRON MINING INC. WESTERN WAGE AGREEMENTS 401(K) PLAN
(Full Title of the Plans)
Lydia I. Beebe, Esq.
Corporate Secretary and Chief Governance Officer
Chevron Corporation
6001 Bollinger Canyon Road
San Ramon, California 94583-2324
Telephone: (925) 842-1000
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Christopher A. Butner, Esq.
Assistant Secretary and Managing Counsel,
Securities and Corporate Governance
Chevron Corporation
6001 Bollinger Canyon Road
San Ramon, California 94583-2324
Telephone: (925) 842-1000	Terry M. Kee, Esq. Brian M. Wong, Esq. Pillsbury Winthrop Shaw Pittman LLP 50 Fremont Street San Francisco, California 94105 Telephone: (415) 983-1000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One)
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

			Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be		Offering Price Per	Aggregate Offering	Amount of
To be Registered	Registered (1)		Share (2)	Price (3)	Registration Fee
Common Stock, par value $0.75 per share	30,000	(4)	$76.87	$2,306,100	$129
Common Stock, par value $0.75 per share	22,000	(5)	$76.87	$1,691,140	$95
Plan Interests	—	(6)	—	—	—

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, this Registration Statement also covers any additional shares of the Registrant’s Common Stock that become issuable pursuant to the plans described herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.

(2)	Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for the purpose of calculating the registration fee based upon the average of the high and low prices of the Registrant’s Common Stock on the New York Stock Exchange on October 22, 2009.

(3)	Estimated pursuant to Rule 457(h) of the Securities Act of 1933 solely for the purpose of calculating the registration fees.

(4)	Represents securities of the Registrant issuable pursuant to the Chevron Mining Inc. Tax Deferred Savings Plan for the North River Mine.

(5)	Represents securities of the Registrant issuable pursuant to the Chevron Mining Inc. Western Wage Agreements 401(k) Plan.

(6)	Represents participation interests in the Chevron Mining Inc. Tax Deferred Savings Plan for the North River Mine and the Chevron Mining Inc. Western Wage Agreements 401(k) Plan. In addition, pursuant to Rule 416(c) of the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to such plans.

EXPLANATORY NOTE
     This Registration Statement on Form S-8 is being filed to register 30,000 shares of the Registrant’s Common Stock issuable pursuant to the Chevron Mining Inc. Tax Deferred Savings Plan for the North River Mine and 22,000 shares of the Registrant’s Common Stock issuable pursuant to the Chevron Mining Inc. Western Wage Agreements 401(k) Plan (the “Plans”). The Plans are sponsored by Chevron Mining Inc., a Missouri corporation and wholly-owned subsidiary of the Registrant.

EXPLANATORY NOTE
PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference
Item 4. Description of Securities
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption from Registration Claimed
Item 8. Exhibits
Item 9. Undertakings
SIGNATURES
THE PLANS
INDEX TO EXHIBITS
EX-4.1
EX-4.2
EX-5.1
EX-23.1
EX-24.1
EX-24.2
EX-24.3
EX-24.4
EX-24.5
EX-24.6
EX-24.7
EX-24.8
EX-24.9
EX-24.10
EX-24.11
EX-24.12

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Information required by Part I, Item 1 (“Plan Information”) and Item 2 (“Registrant Information and Employee Plan Annual Information”) to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933 and the Note to Part I of Form S-8.
PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference
     The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:
     (a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed February 26, 2009;

     (b) The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2009, filed May 7, 2009, and for the quarter ended June 30, 2009, filed August 6, 2009;
     (c) The Registrant’s Current Reports on Form 8-K filed with the Commission on February 27, 2009, March 3, 2009, March 30, 2009, and September 30, 2009;
     (d) The Registrant’s Restated Certificate of Incorporation, dated May 30, 2008, containing a description of the Registrant’s Common Stock, filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.
     All reports or other documents subsequently filed by the Registrant and the Plans pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing such reports and documents.
     Any statement contained in a document incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed incorporated herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.
Item 4. Description of Securities
     The Registrant’s Common Stock is registered under Section 12 of the Securities Exchange Act of 1934, and accordingly, no description is provided hereunder.
Item 5. Interests of Named Experts and Counsel
     Not applicable.
Item 6. Indemnification of Directors and Officers
     Article VIII of the Registrant’s Restated Certificate of Incorporation provides as follows:
               “1. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) pursuant to section 174 of the Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit.
               “2. To the fullest extent authorized by the Corporation Law, the Corporation shall indemnify any Corporate Servant who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that such person was or is a Corporate Servant.
               “3. In serving or continuing to serve the Corporation, a Corporate Servant is entitled to rely and shall be presumed to have relied on the rights granted pursuant to the foregoing provisions of this Article VIII, which shall be enforceable as contract rights and inure to the benefit of the heirs, executors and administrators of the Corporate Servant; and no repeal or modification of the foregoing provisions of this Article VIII shall adversely affect any right existing at the time of such repeal or modification.
               “4. The Board of Directors is authorized, to the extent permitted by the Corporation Law, to cause the Corporation to pay expenses incurred by Corporate Servants in defending Proceedings and to purchase and maintain insurance on their behalf whether or not the corporation would have the power to indemnify them under the provisions of this Article VIII or otherwise.
               “5. Any right or privilege conferred by or pursuant to the provisions of this Article VIII shall not be exclusive of any other rights to which any Corporate Servant may otherwise be entitled.

               “6. As used in this Article VIII:
                    (a) ‘Corporate Servant’ means any natural person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, manager, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other organization or enterprise, nonprofit or otherwise, including an employee benefit plan;
                    (b) ‘Corporation Law’ means the General Corporation Law of the State of Delaware, as from time to time amended;
                    (c) ‘indemnify’ means to hold harmless against expenses (including attorneys’ fees), judgments, fines (including excise taxes assessed with respect to an employee benefit plan) and amounts paid in settlement actually and reasonably incurred by the Corporate Servant in connection with a Proceeding;
                    (d) ‘Proceeding’ means any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative; and
                    (e) ‘request of the Corporation’ includes any written authorization by an officer of the Corporation.”
     Section 145 of the General Corporation Law of the State of Delaware, in which the Registrant is incorporated, permits, subject to certain conditions, the indemnification of directors or officers of a Delaware corporation for expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with the defense of any action, suit or proceeding in relation to certain matters against them as such directors or officers.
     The directors and officers of the Registrant are covered by policies of insurance under which they are insured, within limits subject to limitations, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, in which they are parties by reason of being or having been directors or officers. The Registrant is similarly insured with respect to certain payments it might be required to make to its directors or officers under the applicable statutes and its By-Laws provisions.
Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits
     See Index to Exhibits.
     The Registrant received a favorable determination letter dated July 31, 2003 from the Internal Revenue Service (“IRS”) that the Chevron Mining Inc. Tax Deferred Savings Plan for the North River Mine is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended.
     The Registrant received a favorable determination letter dated June 11, 2003 from the IRS that the Chevron Mining Inc. Western Wage Agreements 401(k) Plan is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended.
Item 9. Undertakings
     The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:
     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
          (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Ramon, State of California, on this 26th day of October, 2009.

CHEVRON CORPORATION (Registrant)
By:	/s/ David J. O’Reilly
David J. O’Reilly,
Chairman of the Board and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on this 26th day of October, 2009 by the following persons in the capacities indicated.

PRINCIPAL EXECUTIVE OFFICERS	DIRECTORS

/s/ David J. O’Reilly	* /s/ Samuel H. Armacost

David J. O’Reilly Chairman, Chief Executive Officer and Director	Samuel H. Armacost

/s/ John S. Watson	* /s/ Linnet F. Deily

John S. Watson Vice Chairman and Director	Linnet F. Deily
* /s/ Robert E. Denham

Robert E. Denham

PRINCIPAL FINANCIAL OFFICER

/s/ Patricia E. Yarrington	* /s/ Robert J. Eaton

Patricia E. Yarrington Vice President and Chief Financial Officer	Robert J. Eaton

* /s/ Enrique Hernandez, Jr.

Enrique Hernandez, Jr.

PRINCIPAL ACCOUNTING OFFICER

/s/ Mark A. Humphrey	* /s/ Franklyn G. Jenifer

Mark A. Humphrey Vice President and Comptroller	Franklyn G. Jenifer

* /s/ Sam Nunn

Sam Nunn

* /s/ Donald B. Rice

*ATTORNEY-IN-FACT	Donald B. Rice

/s/ Lydia I. Beebe	* /s/ Kevin W. Sharer

Lydia I. Beebe Corporate Secretary and Chief Governance Officer	Kevin W. Sharer

* /s/ Charles R. Shoemate

Charles R. Shoemate

* /s/ Ronald D. Sugar

Ronald D. Sugar

* /s/ Carl Ware

Carl Ware

THE PLANS
     Pursuant to the requirements of the Securities Act of 1933, the authorized administrators of the Chevron Mining Inc. Tax Deferred Savings Plan for the North River Mine and the Chevron Mining Inc. Western Wage Agreements 401(k) Plan have duly caused this Registration Statement to be signed on the Plans’ behalf by the undersigned, thereunto duly authorized, in the city of San Ramon, State of California on this 26th day of October, 2009.

CHEVRON MINING INC. TAX DEFERRED SAVINGS PLAN FOR THE NORTH RIVER MINE
By:	Chevron Mining Inc. Tax Deferred Savings Plan for the North River Mine, Plan Administrator

By:	Chevron Mining, Inc.

By:	/s/ Judith P. Knapp
	Name:	Judith P. Knapp
	Title:	Vice President and General Counsel

CHEVRON MINING INC. WESTERN WAGE AGREEMENTS 401(K) PLAN

By:	Chevron Mining Inc. Western Wage Agreements 401(k) Plan, Plan Administrator

By:	Chevron Mining, Inc.

By:	/s/ Judith P. Knapp
	Name:	Judith P. Knapp
	Title:	Vice President and General Counsel

INDEX TO EXHIBITS

Exhibit
Number	Exhibit Description

4.1	Chevron Mining Inc. Tax Deferred Savings Plan for the North River Mine, as amended and restated, effective January 1, 2009.

4.2	Chevron Mining Inc. Western Wage Agreements 401(k) Plan, as amended and restated, effective January 1, 2009.

4.3	Restated Certificate of Incorporation of Chevron Corporation, dated May 30, 2008, filed as Exhibit 3.1 to Chevron Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008, filed August 7, 2008, and incorporated herein by reference.

4.4	By-Laws of Chevron Corporation, as amended January 30, 2008, filed as Exhibit 3.1 to Chevron Corporation’s Current Report on Form 8-K filed February 1, 2008, and incorporated herein by reference.

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

24.1 to 24.12	Powers of Attorney for Directors of the Registrant, authorizing the signing of the Registration Statement on Form S-8 on their behalf.